CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 30 , 2018, relating to the financial statements of SharedLabs, Inc., which appears in such Registration Statement.

We also hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated January 25, 2018, relating to the consolidated financial statements of iTech US , Inc. and Subsidiary, which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

January 30 , 2018